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Zachary Berk, O.D. Chairman of the Board KBL Healthcare Acquisition Corp. II (212) 319-5555	Marlene Krauss, M.D. Chief Executive Officer KBL Healthcare Acquisition Corp. II (212) 319-5555

FOR IMMEDIATE RELEASE

KBL HEALTHCARE ACQUISITION CORP. II'S
OVERALLOTMENT OPTION EXERCISED BY UNDERWRITERS

New York, New York, April 29, 2005 – KBL Healthcare Acquisition Corp. II (OTC Bulletin Board: KBLHU), whose directors are Marlene Krauss, M.D., Zachary Berk and Michael Kaswan, announced today that the underwriters for its initial public offering exercised their option to purchase the full 1,200,000 units subject to the underwriters' over-allotment option and purchased such units April 29, 2005. Each unit sold by the Company consisted of one share of common stock and two warrants. The 9,200,000 units sold in the offering, including the 1,200,000 units subject to the underwriters' over-allotment option, were sold at an offering price of $6.00 per unit, generating total gross proceeds of $55,200,000 to the Company. Of this amount, $49,168,000 (or approximately $5.344 per share) was placed in trust. EarlyBirdCapital, Inc. acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, Suite 1203, New York, New York 10016.

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